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                                 EXHIBIT 6.6

                    SAMPLE OF INTEGRITY HOLDINGS LTD. COMMON
                            STOCK OPTION AGREEMENT

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INTEGRITY HOLDINGS LTD.


COMMON STOCK OPTION AGREEMENT

This Agreement is made as of 14th July 1998, by and between BIRDS EYE INC., to be known as INTEGRITY HOLDINGS LTD, Suite 333, 3838 Camino Del Rio North, San Diego, California 92108-1789, USA (Company) and PAUL CARROLL (Option Holder)

AGREEMENT:

1. GRANT OF OPTION: The Company hereby grants to the Option Holder, with effect from the date of this Agreement, the right to purchase common stock in the maximum amount of 600,0000 SHARES from time to time during the Option period at the price of $1.00 USD per common share, subject to the terms and conditions contained in this Agreement

2. PERIOD OF OPTION: This Option shall be for a period of four years commencing 14th July 1998

3. ADJUSTMENT TO OPTION SHARES: In the event any change is made to the common stock issuable by reason of combination of shares, stock split, stock dividend or other change affecting the outstanding common stock as a class, without receipt of consideration, then the Company shall make appropriate adjustments to reflect such change and preclude any dilution or expansion of benefits hereunder

4. EXERCISE OF OPTIONS: Each exercise of Options is subject to the Option Holder remaining in the employment of the Company and subject to receipt of an exercise release letter from the Integrity Board. 100,000 Options may be exercised immediately; the remaining Options are to be exercised over a four year period up to a maximum of one third during year one; a maximum of two thirds by the end of year two; any remaining Options to be exercised by the end of year four. No Option may be exercised more than four years after the commencement

5. TRANSFER OF OPTION: This Option is generally not transferable or assignable by the Option Holder to an outside third party. If the Option Holder transfers, assigns, charges, encumbers or otherwise alienates his Option or creates any interest therein in favour of a third party, or makes any attempt to do so, the Company may cancel the Option. Under certain conditions, however, it may be transferred to relatives, trusts or retirement plans if specifically approved, in advance, by the Company

6. SPECIAL TERMS:

     1)   In the event of any of the following Corporate transactions:

          (i) the sale, transfer or other disposition of all or substantially all of the assets of the Company

          (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction with the principal purpose of changing the Company's state of incorporation

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          (iii) any reverse merger in which the Company is the surviving entity but in which 50% or more of the Company's voting stock is transferred to holders different from those who held the stock immediately prior to such merger then this Option, to the extent not previously exercised, shall be expressly assumed by the successor Company or Parent Company thereof

     2) The Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganise or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets

 7. PRIVILEGE OF OPTION OWNERSHIP: The Holder of this Option shall not have any of the rights of a stockholder with respect to the Option shares until such Holder shall have exercised the Option and paid the Option price set out herein

8.   MANNER OF EXERCISING OPTION:

     1) In order to exercise this Option with respect to all or any number of the tendered shares, Option Holder must take the following actions:

          (i) Execute and deliver to the Secretary of the Company, at the following address, 6 Bernadine Close, Bluebell Ridge, Warfield, Berkshire, RG42 3DU, United Kingdom, a notice of exercise in written form with full payment for the aggregate Option price for the purchased shares and any applicable taxes or fees in cash, cash equivalents or a form of compensation agreed to by the parties to the Option. The written request must also include the original, fully executed Common Stock Option Agreement

          (ii) This Option shall be deemed to have been exercised with respect to the number of Option shares specified by the Holder of the Option in the written notice of exercise at such time as the notice of exercise and payment for the shares being exercised are received by the Company. As soon as possible thereafter, the Company shall deliver or mail to the Option Holder a certificate or certificates representing the shares so purchased with any appropriate legends attached thereto

          (iii) In no event may this Option be exercised for any fractional shares

9.   COMPLIANCE WITH LAWS AND REGULATIONS:

     1) The exercise of this Option and the issuance of Option shares upon such exercise shall be subject to compliance by the Company and the Option Holder with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the shares of the Company's common stock may be listed at the time of such exercise or issuance

     2) In connection with the exercise of this Option, Holder shall execute and deliver to the Company, such representations in writing as may be requested by the Company in order for it to comply with the applicable requirements of federal and state securities laws

 10. SUCCESSORS AND ASSIGNS: Except to the extent otherwise provided in Paragraph 5 of the Common Stock Option Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Option Holder and the successors and assigns of the Company

11. COMPANY LIABILITY: The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any common stock pursuant to this Option shall relieve the Company of any

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     liability with respect to common stock pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance or sale of the common stock as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals

 12. STATED RESTRICTIONS - COMMON STOCK   All common stock shares issued under
     this Option will carry a restriction that the shares be held by the Holder for a period not less than one year pursuant to Rules 144 and 145 under the Securities Act of 1933 (Release No. 33-7390, February 20, 1997)

 13. NOTICES: Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company in care of its Secretary at its corporate offices at 6 Bernadine Close, Bluebell Ridge, Warfield, Berkshire RG42 3DU, United Kingdom. Any notice required to be given or delivered to the Holder of this Option shall be in writing and delivered to the Holder at the address included above in this Agreement. All written notices shall be deemed to have been delivered upon personal delivery or deposit in the mail, postage prepaid and properly addressed to the party to be notified

 14. GOVERNING LAW: The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the state of Nevada without regard to principles governing conflicts of law

 15. SPECIAL COVENANT: The granted Option herein is not intended to be an incentive Option within the meaning of section 422A of the Internal Revenue Code

 16. COUNTERPARTS: This Agreement may not be executed in counterparts. There will be only one fully executed original, which must be surrendered concurrent with any exercise of the Option as defined in Paragraph 8.1.(i) herein


COMPANY:

INTEGRITY HOLDINGS LTD




           /s/ K.F. Butler
           ----------------------------------
           KENNETH F. BUTLER

TITLE:     CHAIRMAN




OPTION HOLDER:




           /s/ Paul Carrol
           ----------------------------------
           PAUL CARROLL